SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 30, 2000

                                -----------------

                           TOTAL RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                      0-15692               22-2072212
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
           incorporation)                                    identification no.)

         Princeton Corporate Center
              5 Independence Way
             Princeton, New Jersey                     08540
(Address of principal executive offices)             (Zip code)

         Registrant's telephone number, including area code: (609) 520-9100


ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to the terms of a recommended cash offer dated April 20, 2000 ("the Offer"), Total Acquisitions Limited ("Total Acquisitions"), a wholly-owned subsidiary of Total Research Corporation (the "Company"), offered to purchase all outstanding shares of Romtec, plc ("Romtec") at a price of 91p per share (approximately $1.46 per share). Reference is made to the Offer Letter, a copy of which is annexed hereto as Exhibit 2.1, for a description of the Offer. The Offer also provides that Romtec stockholders (other than certain overseas stockholders) may elect to receive loan notes as an alternative to either all or part of the cash consideration. Loan notes will be issued by Total Acquisitions and guaranteed by the Company. Pursuant to the Offer, Russell Nathan, majority stockholder and the Chairman and Managing Director of Romtec, agreed to waive his entitlement under the Offer for 11p of the cash consideration for each of his 4,475,000 (approximately 85% percent) shares of Romtec.


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         Mr.  Nathan will receive  payment of up to 80p per Romtec share in cash and loan notes, in three tranches over the two-year period following the Offer becoming unconditional in all respects (the "Unconditional Date"), as follows:

         The Unconditional Date                       approximately $2.5 million
         One year after the Unconditional Date        approximately $2.1 million
         Two years after the Unconditional Date       approximately $1.1 million

         The final payment to Mr. Nathan is contingent upon Romtec meeting certain financial targets during the two-year period following the Unconditional Date. Mr. Nathan will also enter into a two-year employment contract with Romtec.

         Full acceptance of the Offer in cash (assuming the full exercise of options under the Romtec Share Option Scheme) will require the payment by Total Acquisitions of a maximum amount of approximately $7.2 million in cash. The Company will fund the consideration payable in connection with the Offer from its credit agreement with Summit Bank.

         On May 12, 2000, the Company announced notification that the Offer was accepted by over 90% (97% as of May 26, 2000) of the stockholders of Romtec. As a result, the Offer became unconditional under the terms of the Offer. As Total Acquisitions has received valid acceptances to acquire more than 90% in value of the ordinary shares of Romtec to which the Offer related, it became entitled to acquire the remaining Romtec shares of the non-assenting stockholders compulsorily under the provisions of Section 429 of the Companies Act of 1985 ("the Act") under United Kingdom law. On May 23, 2000, Total Acquisitions sent the appropriate notices to the non-assenting stockholders as required under the Act. Total Acquisitions expects to acquire the remaining shares over the next few weeks.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

              (a)          Financial Statements of Business Acquired.

         It is presently impracticable to provide the financial statements required to be included in the Current Report on Form 8-K with respect to the business acquired. Such financial statements will be filed under cover of Form 8-K/A as soon as possible.

              (b)          Pro Forma Financial Information.

         It is presently impracticable to provide the pro forma financial information required to be included in this Current Report on Form 8-K with respect to the business required. Such pro forma financial information will be filed under cover of Form 8-K/A as soon as practicable.


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              (c)          Exhibits.

2.1  Offer Letter, dated as of April 20, 2000.
2.2 Deed of Irrevocable Undertaking, dated as of April 13, 2000, by Russell Nathan.
2.3 Deed of Warranties, dated as of April 13, 2000, by Russell Nathan (as Warrantor), Total Research Acquisitions Limited and Total Research Corporation.







                            [SIGNATURE PAGE FOLLOWS.]



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TOTAL RESEARCH CORPORATION



Date:  May 30, 2000                  By:/s/Albert Angrisani
                                        ----------------------------------------
                                        Albert Angrisani
                                        President and Chief Executive Officer